Exhibit 99.1

Teradyne Completes Acquisition of Nextest Systems Corp.

North Reading, MA – January 24, 2008 – Teradyne, Inc. (NYSE: TER) announced today that it has completed the merger of its direct wholly owned subsidiary into Nextest Systems Corporation and as result, Nextest has become a wholly owned subsidiary of Teradyne.

Nextest’s common stock will no longer trade on NASDAQ. Detailed instructions will be mailed to former Nextest stockholders who did not tender their shares into the offer outlining the steps to be taken to obtain the merger consideration of $20.00 per share in cash, without interest.

About Teradyne, Inc.

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment used to test complex electronics used in the consumer electronics, automotive, computing, telecommunications, and aerospace and defense industries. In 2007, Teradyne had sales of $1.1 billion and currently employs about 3,800 people worldwide. For more information, visit www.teradyne.com. Teradyne (R) is a registered trademark of Teradyne, Inc. in the U.S. and other countries. All product names are trademarks of Teradyne, Inc. (including its subsidiaries).

About Nextest Systems Corp.

Nextest is a low-cost leader in the design and manufacture of Automatic Test Equipment (ATE) for flash memory and System-On-Chip semiconductors. Nextest’s products address the growing demand from manufacturers for ATE with increased throughput, functionality and reliability, while reducing time to market and cost of test. Nextest has shipped over 1,900 systems to more than 70 semiconductor companies worldwide. Further information is available at www.nextest.com.

Contact:

Teradyne, Inc.

Tom Newman, 978-370-2425

VP, Corporate Relations